Exhibit 21
Subsidiaries of
American Electric Power Company, Inc.
As of December 31, 2024
Each company shown indented is a subsidiary of the company immediately above which is not indented to the same degree. Subsidiaries not indented are directly owned by American Electric Power Company, Inc.

Name of Company	Location of Incorporation
American Electric Power Service Corporation	New York
AEP Energy Supply LLC	Delaware
AEP Energy Partners, Inc	Delaware
AEP Generation Resources Inc.	Delaware
AEP Generating Company	Ohio
AEP Transmission Holding Company, LLC	Delaware
AEP Transmission Company, LLC	Delaware
AEP Indiana Michigan Transmission Company, Inc	Indiana
AEP Ohio Transmission Company, Inc	Ohio
AEP Oklahoma Transmission Company, Inc	Oklahoma
AEP West Virginia Transmission Company, Inc	West Virginia
Midwest Transmission Holdings, LLC	Delaware
AEP Texas Inc.	Delaware
AEP Texas Central Transition Funding III LLC	Delaware
AEP Texas North Generation Company LLC	Delaware
AEP Texas Restoration Funding, LLC	Delaware
Appalachian Power Company	Virginia
Appalachian Consumer Rate Relief Funding LLC	Delaware
Indiana Michigan Power Company	Indiana
Kentucky Power Company	Kentucky
Kingsport Power Company	Virginia
Ohio Power Company	Ohio
Ohio Valley Electric Corporation	Ohio
Indiana-Kentucky Electric Corporation	Indiana
Public Service Company of Oklahoma	Oklahoma
Southwestern Electric Power Company	Delaware
SWEPCo Storm Recovery Funding LLC	Louisiana
Wheeling Power Company	West Virginia